Exhibit 10.9

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is dated March 25, 2021 by and between UAS Drone Corp. (NV registered company) of 1 Etgar St, Tirat Carmel Israel (the “Company”) and Mr. Yossi Balucka of Ha’Sadot Road, Talmei Elazar, Israel (the “Consultant”).

RECITALS:

WHEREAS	the Company wishes to obtain CEO’s consulting services from the Consultant, as of the Commencement Date pursuant with the terms and conditions of this Agreement, and the Consultant wishes to provide the Company with CEO’s consulting services as of the Commencement Date pursuant to such terms and conditions; and

WHEREAS	the parties have decided to formalize, in writing, the terms of their contractual relationship as detailed below.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	The Company hereby engages the Consultant as an independent consultant and the Consultant hereby agrees to serve as a consultant to the Company and provide CEO’s consulting services (and/or any related company according to Company’s request) (the “Services” or the “Consulting Services”).

The Consultant shall serve as an CEO and President of the Company and its wholly owned subsidiaries Duke Robotic Inc. and Duke Airborne Systems Ltd. including all functions and/or positions and/or services to be provided to the Company, its subsidiaries, and affiliates of the Company at the discretion of the Board of Director of the Company, and he shall report to the Company’s Board of Directors (the “BOD”).

2.	The Consultant will give the full benefit of his knowledge, expertise, qualifications and skills to promoting the business and affairs of the Company and further undertakes to comply with the policies and working arrangements of the Company as established from time to time. The Consultant shall not use any of the Company’s equipment or Company’s information for any purpose except fulfilling his undertakings and obligations under this Agreement.

3.	The Services’ hours shall be as required by the Company, equivalent to a full-time position.

Notwithstanding the above, not providing Consulting Services for 21 absence business days per year, for inter alia vacation days and sick leave, will not constitute breach of this Agreement. Such absence of the Consultant shall be made after prior coordination (with the exception of a medical emergency); between Consultant and the Company. For the avoidance of any doubt, the absence days that were not used in a specific year through the consulting term according to this Agreement shall not be transferred or accumulated towards the next year and will not be redeemed at the end of the consulting period.

4.	The Consultant shall not receive any payment and/or benefit from any third party, directly or indirectly in connection with his engagement with the Company. In the event Consultant breaches this Section, without derogating from any of the Company’s rights by law or contract, such benefit or payment shall become the sole property of the Company and the Company may set off such amount from any sums.

5.	Term.

5.1	The contractual relationship pursuant to this Agreement will commence on the date of the Agreement (“Commencement Date”). Either party may terminate this Agreement upon the delivery of a 60 days’ prior written notice for any reason whatsoever (“Prior Written Notice”).

5.2	Notwithstanding the foregoing, the Company may, at any time following the Commencement Date, terminate this Agreement immediately by the provision of a written notice (and without the Prior Written Notice referred to above), in which case the termination of this Agreement shall be the effective date of such notice of immediate termination, in any of the following circumstances (“Cause”): any act that under applicable law in Israel would negate the entitlement of an employee, under an employer-employee relationship to severance pay, commission of a felonious crime connected with his engagement, willful malfeasance, illegal, dishonest or negligent conduct which constitutes a breach of the Consultant’s covenants and obligations under this Agreement or under any applicable legal principle, or which involves funds or other assets of the Company; any conduct which is likely to have a material adverse effect on the goodwill or business of the Company; a breach of his obligations regarding confidentiality, non-competition, non-solicitation and intellectual property, as described in this Agreement and the law.

5.3	Consultant undertakes that immediately upon the termination of his engagement with the Company (for any reason) or at such other time as directed by the Company, he shall act as follows:

5.3.1	Deliver and/or return to the Company all the documents or other letters, notes, reports and other papers in his possession and relating to his engagement with the Company and the fulfillment of his duties, as well as any equipment and other property belonging to the Company that was placed at his disposal. He shall have no rights to lien with respect to said Company’s information, documents and any such equipment and other property belonging to the Company that were placed at his disposal; and

5.3.2	Following coordination with the Company’s IT persons, he shall delete any information relating to the Company or its business from his personal computer, if any; and

5.3.3	He shall coordinate the termination of his engagement with the Board, and he shall transfer in an orderly fashion and in accordance with Company procedures and in accordance with the timetable determined by the Board, all documents and information and all matters with which he dealt, to whomever the Company instructs, all in a manner satisfactory to the Company.

5.4	The Consultant undertakes to fulfill the responsibilities described in this Agreement and assist the Company, its affiliates, subsidiaries, and related corporations (collectively, “Affiliates”) and to make himself available to it, even after the termination of his consulting relations with the Company, for any reason, in any matter which the Company may reasonably request his assistance, including for the purpose of providing any information relating to his services or actions taken by him and including in the framework of disputes (including legal or quasi-legal proceedings). If the Company requires the Consultant’s services after the termination of the consulting relations with him, for any reason, it shall reimburse the Consultant for his expenses in connection with performing the provisions of this Section.

5.5	The Consultant acknowledges and agrees that personal information related to him/her and his terms of engagement at the Company, as shall be received and held by the Company will be held and managed by the Company, and that the Company shall be entitled to transfer such information to third parties, in the US, Israel or elsewhere. The information will be collected, retained, used, and transferred for legitimate business purposes and to the reasonable and necessary scope only, including: human resources management, business management and customer relations, assessment of potential transactions and relating to such transactions, compliance with law and other requests and requirements from government authorities and audit, compliance checks and internal investigations.

6.	Compensation and Benefits.

6.1	Monthly Fee. For the Services rendered in accordance with this Agreement, the Company shall pay the Consultant the sum of NIS 30,000 (thirty thousand) + VAT as monthly fee (the “Monthly Fee”), against the receipt of tax invoices duly issued by the Consultant to the Company (the “Invoice”).

6.2	Option Grant. In consideration of the Consultant’s continued service to the Company, the Company shall grant the Consultant the option to purchase 450,000 (four hundred and fifty thousand) of the Company’s common stock at an exercise price of par value $0.0001 per share (“Shares”) according to the following terms and conditions:

6.2.1	The options will be for a period of 5 years and will be exercisable according to the following vesting schedule: (i) 225,000 (two hundred and twenty five thousand) options will vest for 12 month; (ii) Another 112,500 (one hundred and twelve thousand and five hundred) options will vest for 24 months, and (iii) The remaining 112,500 (one hundred and twelve thousand and five hundred) options will vest for 36 months.

6.2.2	The grant will be subject to and in accordance to the terms and conditions of the Option Plan to be set up and approved by the Company at the discretion of the board of Directors.

6.3	Bonus. The Consultant shall be entitled to a yearly performance based bonus opportunity of up to 6 (six) Monthly Fee, subject to discretion of the Company and approval of the Board of Directors. Such Bonus if paid shall be against the receipt of tax invoices duly issued by the Consultant to Company.

6.4	Reimbursement of Expenses. Consultant shall be entitled to be reimbursed for his actual reasonable business expenses incurred in the performance of the Services (including reasonable hosting expenses) and documented with appropriate receipts will be submitted at cost in accordance with the Company policy as may be amended from time to time, and it is hereby agreed that expenses relating to business travels (including flights and hotels) should be reimbursed subject to prior written approval of the Company for such specific expenses.

6.5	It is hereby agreed and accepted by the Consultant that other than the Consideration as described in this Section 6 above, including without limitation the Monthly Fees, the Consultant will not be entitled to any other consideration for his Services rendered hereunder.

6.6	The Consultant shall bear any and all taxes in connection with any payments made to him pursuant to this Agreement. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment made to the Consultant, the Company shall withhold said tax at the rate set forth in the certification issued by the appropriate taxing authority and provided to Company by the Consultant, or in the absence of such certification, at the rate determined by said law or regulation.

7.	No Conflict of Interest. Without derogating from the provisions of Section 2 above, Consultant agrees, during the entire term of the Agreement, not to enter into any contract or understanding or accept an obligation, directly inconsistent or incompatible with Consultant’s obligations under this Agreement or the scope of the Consulting Services. Consultant warrants that there is no other existing contract or duty on Consultant’s part inconsistent with this Agreement, unless a copy of such contract or a description of such duty was given to the Company prior to the Commencement Date. Consultant further warrants and represents that, prior to the execution of this Agreement, he obtained all necessary approvals for entering this Agreement, if relevant, and entering this Agreement is not inconsistent or incompatible with any of Consultant’s prior obligations. Consultant further agrees not to disclose to Company or induce Company to use any confidential information that belongs to anyone other than Company or Consultant. Consultant undertakes to notify the Company immediately and without delay regarding any matter or subject in respect of which he has a personal interest and/or which might create a conflict of interest with his position in the Company.

8.	Non-Disclosure, Non-Competition, Intellectual Property and IP Assignment.

8.1	Confidentiality

8.1.1	The Consultant undertakes to maintain the Confidential Information (as defined below) of the Company during the term of his engagement with the Company and after the termination of such, for any reason.

8.1.2	Without derogating from the generality of the foregoing, the Consultant hereby agrees that he/she shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to his/her engagement with the Company, any trade secrets or other confidential information, whether patentable or not, of the Company, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, survey, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information which is not known to the public (collectively, “Confidential Information”), of which the Consultant is or becomes informed or aware during his/her engagement period with the Company, whether or not developed by the Consultant.

8.1.3	The Consultant undertakes not to directly or indirectly give or transfer, directly or indirectly, to any person or entity, any material, raw material, product, part of a product, model, document or other information storage media, or any photocopied, printed or duplicated object containing any or all of the Confidential Information.

8.1.4	The Consultant acknowledges that the Company may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Consultant’s relationship with the Company, and anytime thereafter, the Consultant undertakes to hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except solely for the purpose of and in connection with his/her work for the Company, Third Party Information unless expressly authorized by the Company in writing.

8.1.5	During the Consultant’s relationship with the Company the Consultant shall not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom the Consultant has an obligation of confidentiality, and the Consultant did not and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom he/she has an obligation of confidentiality unless consented to in writing by that former employer or person.

8.2	Non-Competition/ Non-Solicitation

8.2.1	The Consultant undertakes that during the period of his engagement with the Company and for a period of twelve (12) months from the termination of his engagement with the Company therewith, for any reason, he shall not, anywhere in the world, do business, as an consultant, independent contractor, employee or otherwise, and shall not directly or indirectly participate in or accept any position, proposal or job offer that may directly or indirectly compete with or harm the Company, or in the field in which the Company engages, is engaged or is about to be engaged (the “Competitive Occupation”).

8.2.2	The Consultant undertakes that during the period of his engagement with the Company and for a period of twelve (12) months after the termination thereof, for any reason, he shall not, solicit or induce any employee, consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person’s engagement with the Company.

8.2.3	The foregoing shall apply irrespective of whether the Competitive Occupation is carried out by the Consultant alone or in cooperation with others and shall apply to the participation of the Consultant in a Competitive Occupation, whether as a controlling shareholder or as an interested party.

8.3	Intellectual Property, Copyright and Patents

8.3.1	The Consultant hereby acknowledges and agrees that the Company owns and shall own any and all Intellectual Property Rights created, made or discovered by the Consultant or employee (whether solely or jointly with others) during the term of engagement (even before the Company’s incorporation); and in connection with the Company, its products, technology and/or know how (“Company IPR”). Intellectual Property Rights means all worldwide (a) patents, patent applications and patent rights; (b) rights associated with works of authorship, including copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) moral rights; (e) rights analogous to those set forth herein and any other proprietary rights relating to intangible property including ideas; and (f) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

8.3.2	The Consultant acknowledges and agrees that all Company IPR belong to, and shall be the sole property of, the Company and shall be Company IPR of the Company upon creation thereof. The Consultant hereby irrevocably assigns to the Company and/or its designee, all right, title and interest the Consultant may have or may acquire in and to Company IPR upon its creation. The Consultant acknowledges and agrees that no rights relating to any Company IPR are reserved to Consultant. The Consultant will assist the Company to obtain, and from time to time enforce, any Company IPR worldwide, including without limitation, executing, verifying and delivering such documents and performing such other acts as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Company IPR. Such obligation shall remain in effect beyond the termination of the Consultant’s relationship with the Company, all for no additional consideration provided that Consultant shall not be required to bear any expenses as a result of such assignment. In the event the Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document required, Consultant hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as its agent and attorney in fact to act for and in its behalf to further the above purposes.

8.3.3	The Consultant irrevocably confirms that the consideration explicitly set forth in the engagement with the Company agreement between the Consultant and the Company is inclusive of any and all rights for compensation that may arise in connection with the Company IPR under applicable law (including without limitation compensation in respect of Service Inventions as set forth under the Israeli Patent Law, 1967) and the Consultant waives, releases and forever discharges any claims and/or demands whatsoever, whether in law, in equity or otherwise, in relation to the Company IPR including without limitation any moral rights and/or right to claim royalties or any other additional consideration from the Company with regard to the assigned Company IPR, including without limitation, in respect of Section 134 of the Patent Law 5727-1967 and/or other applicable laws.

8.3.4	The Consultant represents and warrants that upon execution hereof he has not created and does not have any right, title or interest in and to any Intellectual Property Rights related and/or similar to Company’s business, products or Intellectual Property Rights (“Prior Inventions”). The Consultant undertakes not to incorporate any Prior Inventions or third parties Intellectual Property Rights (including of a former employer) in any Company IPR.

8.3.5	The Consultant undertakes to immediately inform in writing and deliver to the Company, written notice of any Company IPR conceived/ invented by him and/or personal of the Company and/or its successors who are subordinate to him, immediately upon the discovery thereof.

8.3.6	The Consultant’s obligations pursuant to this Section 3 shall survive the termination of his engagement with the Company with the Company and/or its successors and assigns with respect to inventions conceived by him during the term of his engagement with the Company or as a result of his engagement with the Company with the Company

8.4	Consultant acknowledges that: (i) the term Company in this section 8 apply also to Affiliates (as defined in this Agreement); and (ii) that with regard to restricted period of time and geographical area specified in section 8 are reasonable, in view of his position and the nature of the business in which the Company is engaged, the Consultant’s knowledge of the Company’s business and the compensation he receives.

Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. The Consultant acknowledges that the compensation and benefits granted to him by the Company under his engagement with the Company were determined, inter alia, in consideration for his obligations and undertaking according to this section 8.

9.	Independent Consultant Relationship.

9.1	The Consultant acknowledges and confirms that the terms of this structure of the relationship between the parties as an independent contractor were explained to him and that he has fully understood the distinction between this structure and the employee-employer structure; and that the structure of relationship of this Agreement is due to his explicit request and nothing in this Agreement should be construed to create a partnership, joint venture, or employee-employer relationship between the Company and the Consultant.

9.2	The Consultant will be the sole responsible for all payments of all applicable taxes with respect to the Consultant’s performance of the Services and receipt of fees under this Agreement. The Consultant acknowledges that as an independent contractor to the Company, the Company will not withhold or make payments for National Insurance Institute or any other social security and/or health insurance. Notwithstanding the aforesaid, the Company shall deduct at source any and all taxes to the extent required according to applicable law.

9.3	Notwithstanding anything to the contrary contained herein, the Company shall provide the Consultant with coverage under the Company’s directors and officers insurance.

10	General Provisions

10.1	Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.2	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Israel. Consultant hereby expressly consents to the exclusive jurisdiction of the courts located in Tel Aviv, Israel, and all disputes or claims arising out of or related to this Agreement shall be exclusively resolved by the competent courts located in Tel Aviv, Israel.

10.3	No Assignment. This Agreement may not be assigned by the Consultant without Company’s prior and written consent, and any such attempted assignment shall be void and of no effect.

10.4	Waiver. No waiver by any party to this agreement of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by any party of this agreement of any right under this Agreement shall be construed as a waiver of any other right.

10.5	Entire Agreement. This Agreement, including its Exhibit and Appendix, is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

/s/ Yariv Alroy		/s/ Yossi Balucka
UAS Drone Corp.		Yossi Balucka
By:	Yariv Alroy
Title:	Chairman